Circuit City Stores, Inc. Reports First Quarter Earnings

Richmond, Va., June 15, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the first quarter ended May 31, 2004.

Statement of Operations Highlights


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                                                                 Three Months Ended May 31
                                                         2004                         2003
                                                 ---------------------      ---------------------------
(Dollar amounts in millions                                      % of                          % of
except per share data)                                $         Sales            $             Sales
--------------------------------------------     ------------------------------------------------------
Net sales and operating revenues............      $2,066.6     100.0%       $1,933.3         100.0%
Gross profit................................      $  480.4      23.2%       $  448.3          23.2%
Finance income..............................      $    5.6       0.3%       $    8.0           0.4%
Selling, general and administrative
     expenses...............................      $  487.9      23.6%       $  494.5          25.6%
Net loss from continuing operations.........      $   (5.2)     (0.3)%      $  (28.1)         (1.5)%
Net loss per share from continuing
     operations.............................      $  (0.03)                 $  (0.14)
Net loss from discontinued operations.......      $   (0.7)                 $  (18.6)
Net loss....................................      $   (5.9)     (0.3)%      $  (46.7)         (2.4)%

Balance Sheet Highlights

                                                                           May 31
(Amounts in millions)                                               2004          2003       %  Change
-----------------------------------------------------------      ---------      --------     ---------
Cash and cash equivalents..................................      $  990.6       $  615.6       61 %
Merchandise inventory......................................      $1,558.5       $1,328.7       17 %
Accounts payable...........................................      $  994.7       $  900.4       10 %
Long-term debt, excluding current installments(a)..........      $     25.1     $   10.9      131 %
Stockholders' equity.......................................      $2,160.1       $2,313.1       (7)%
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(a) Circuit City leased a corporate  office  building  under an operating  lease arrangement with a variable  interest entity.  Effective  September 1, 2003, the company  adopted a new  accounting  standard  that  required  it to  report  the building and related debt on its consolidated balance sheet.

First Quarter Summary
Sales.  Total sales for the first  quarter  ended May 31,  2004,  increased  6.9 percent to $2.07  billion from $1.93 billion for the first quarter ended May 31,
2003. Comparable store merchandise sales increased 6.4 percent.

Net Loss from Continuing Operations.  The first quarter net loss from continuing operations totaled $5.2 million, or 3 cents per share, for fiscal 2005, compared with $28.1  million,  or 14 cents per share,  for fiscal 2004. The first quarter
net  loss  from  continuing   operations   includes  after-tax   transition  and
transaction  costs of approximately $4 million related to the disposition of the private-label finance operation.

InterTAN, Inc. Circuit City acquired a controlling interest in InterTAN, Inc. on May 12, 2004. Circuit City's total sales for the first quarter include sales of $21.7 million generated by InterTAN from the acquisition on May 12 to the quarter end on May 31. InterTAN did not have a material impact on the net loss from continuing operations.

Net Sales and Operating Revenues
"We believe that our store operations team achieved meaningful improvements in execution during the first quarter, although we also recognize that the first quarter comparable store sales increase came against a weak sales performance in last year's first quarter," said W. Alan McCollough, Circuit City's chairman, president and chief executive officer. "Year-over-year improvements in the average ticket size and the close ratio, despite relatively unchanged levels of traffic, demonstrate the increased focus on execution in our stores. We also remained pleased with the continued strong sales growth from our e-commerce site, circuitcity.com."

Extended warranty revenues were as follows for the first quarters of fiscal year
2005 and fiscal year 2004:

Extended Warranty Revenue(a)

                                                  Three Months Ended May 31
(Dollar amounts in millions)                     2004                  2003
-------------------------------------------    ---------             --------
Extended warranty revenue..................      $77.2                $72.4
Percent of total sales.....................        3.8%                 3.7%
(a)  Calculations  exclude  InterTAN  sales and operating  revenues and InterTAN extended warranty revenue.

"Relocated   stores  also  continue  to  generate   attractive   returns,"  said
McCollough.  "From the  beginning of fiscal 2001  through May 31, 2004,  Circuit
City relocated 39 stores, of which 27 had been open for more than six months. In their first full six months following grand opening, these stores averaged sales changes that were  approximately 27 percentage points better than the sales pace of the  remainder of the store base during the same time periods and an internal rate of return of approximately 16 percent."

Gross Profit Margin
The gross  profit  margin was 23.2  percent in both the first  quarter of fiscal
2005 and the first quarter of fiscal 2004. Increased efficiency in the company's product service organization and the inclusion of InterTAN drove improvements in the gross profit margin, but these improvements were offset by promotional pricing in a number of categories. The inclusion of InterTAN from May 12 to May
31 contributed 18 basis points to this year's first quarter gross profit margin.

Finance Income
Circuit  City  completed  the  sale of its  bankcard  operation  to  FleetBoston
Financial in the third quarter of last fiscal year and completed the sale of its private-label  credit card operation on May 25, 2004.  Results from the bankcard operation have been classified as discontinued, and, therefore, are not included in finance income. Results from the private-label operation, including a portion of the loss on the sale of the  operation  to Bank One,  are included in finance income for the first  quarters  ending May 31, 2004,  and May 31, 2003.  Circuit
City and Bank One have entered into an ongoing  arrangement under which Bank One is offering  private-label  and co-branded credit cards to both new and existing customers and providing credit card services to all  cardholders.  Subsequent to the sale date, the earnings contribution from that arrangement has been included
in  net  sales  and  operating  revenues  on  the  consolidated   statements  of
operations, but was immaterial in this fiscal year's first quarter.

Finance Income
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                                                                     Three Months Ended May 31
(Amounts in millions)                                                 2004            2003
----------------------------------------------------------------  ----------       -----------
Securitization income...........................................   $  28.1           $ 28.4
Payroll and fringe benefit expenses.............................      (7.6)            (8.0)
Other direct expenses...........................................    $(14.9)          $(12.4)
                                                                  ----------       -----------
Finance income..................................................   $   5.6           $  8.0
                                                                  ==========       ===========
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For the first  quarter,  the finance  operation  produced  pretax income of $5.6 million this year,  compared with pretax income of $8.0 million last year.  This fiscal year's first quarter finance operation  results include  approximately $6 million of transition  and  transaction  costs on the sale of the  private-label operation to Bank One.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 23.6 percent of sales in this fiscal year's first quarter, compared with 25.6 percent in last fiscal year's first quarter. This year-over-year 200-basis-point improvement was primarily driven by lower rent and occupancy costs as a percent of sales, largely resulting from the closure of 19 under-performing stores in February 2004 and leverage generated by comparable store sales growth; a reduction in relocation and remodel expense, which reflected a lower level of activity in this year's first quarter; and improvements in payroll costs in the stores as well as district and regional store operations. The inclusion of InterTAN in the consolidated results from May 12 to May 31 increased the expense ratio by 13 basis points. The increase in store expenses largely reflects the inclusion of InterTAN expenses.

Selling, General and Administrative Expenses(a)
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                                                    Three Months Ended May 31
                                          -------------------------------------------
                                                  2004                    2003
                                                  ----                    ----
                                                      % of                    % of
(Dollar amounts in millions)                   $      Sales          $        Sales
----------------------------------------  -------------------------------------------
Store expenses..........................     $451.3   21.8%        $442.6     22.9%
General and administrative expenses.....       35.9    1.8           36.1      1.9
Remodel expenses........................        0.1    0.0           11.4      0.6
Relocation expenses.....................        1.9    0.1            5.1      0.2
Pre-opening expenses....................        0.8    0.0            1.7      0.1
Interest income.........................       (2.1)  (0.1)          (2.4)    (0.1)
                                          ------------------------------------------
Total...................................     $487.9   23.6%        $494.5     25.6%
                                          =========================================

(a)  Includes   InterTAN   store  expenses  of  $6.6  million  and  general  and
administrative expenses of $1.4 million.

Circuit City continues to anticipate that capital expenditures, net of sale-leasebacks and tenant improvement allowances, will total approximately $165 million in the current fiscal year and that expenses related to relocations and one remodel will total approximately $52 million in fiscal 2005. The company incurred approximately 4 percent of the anticipated remodel and relocation expenses in the first quarter and expects the remainder to be spread approximately evenly across the remaining three quarters of the fiscal year.

Income Taxes
The effective tax rate from continuing operations was 36.6 percent in the first quarter of this fiscal year, compared with 39.9 percent in the same period last fiscal year. The decrease reflects lower state and local income taxes.

Net Loss from Discontinued Operations
Circuit City's agreement to sell the bankcard operation to FleetBoston Financial included a transition services agreement under which employees of Circuit City's finance operation continued to service the bankcard accounts until final conversion of the bankcard portfolio to FleetBoston. Final conversion occurred on April 2, 2004. Through that date, Fleet Boston reimbursed Circuit City for operating costs incurred during the transition period. Circuit City incurred severance costs ratably through the final conversion date. For the first quarter ended May 31, 2004, the after-tax loss from the discontinued bankcard operation totaled $707,000. For the same period last year, the after-tax loss from the discontinued bankcard operation totaled $18.6 million.

Financial Condition
On May 31, 2004, Circuit City had cash and cash equivalents of $990.6 million compared with $615.6 million at May 31, 2003. The year-over-year change in the cash balance largely reflects the net cash proceeds of approximately $470 million from the sale of the private-label credit card operation and the net cash proceeds of approximately $280 million from the sale of the bankcard operation, partly offset by acquisition costs for InterTAN of approximately $270 million, net of cash acquired. Since the end of the first quarter of fiscal 2004, the company also has used approximately $142 million of cash to repurchase common stock under the company's stock buyback authorization.

Accrued income taxes totaled $67.4 million and primarily reflect reversals, related to the sale of the private-label finance operation, of temporary differences between book income and tax income. Payment of these taxes will reduce the net cash proceeds from the sale of the private-label finance operation to approximately $400 million.

Retained interests in securitized receivables were eliminated as a result of the sale of the private-label finance operation. Retained interests in securitized receivables totaled $354.8 million at May 31, 2003.

Merchandise inventory rose to $1.56 billion at May 31, 2004, from $1.33 billion at May 31, 2003. The increase includes InterTAN inventory of $99.4 million. Circuit City merchandise inventory rose 10 percent to $1.46 billion, in line with management's expectations.

Accounts payable rose to $994.7 million at May 31, 2004, from $900.4 million at May 31, 2003. The increase includes InterTAN accounts payable of $26.6 million. Circuit City accounts payable rose 8 percent to $968.1 million.

Goodwill and other intangible assets of $218.8 million at May 31, 2004, relate to the company's purchases of InterTAN and MusicNow.

An increase of $34.2 million in other liabilities includes $15.5 million of other InterTAN-related liabilities.

Current installments of long-term debt increased to $12.4 million at May 31, 2004, reflecting InterTAN debt that will be paid off this fiscal year.

Annual Meeting of Shareholders
Circuit City's Annual Meeting of Shareholders will be held today at 10:00 a.m., EDT. A live Web cast of the management presentation will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

Earnings Release and Conference Call  Information
Circuit City will host a call for investors today at 2:30 p.m., EDT. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit
City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available today beginning at approximately 5:00 p.m. EDT and will be available through midnight, June 22. Domestic investors may access the recording at (888) 286-8010, and international investors may dial
(617) 801-6888. The access code for the replay is 27257013. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores is a leading specialty retailer of consumer electronics. Circuit City operates 602 Superstores and five mall-based stores in 158 U.S. markets. Its subsidiary, InterTAN, Inc., operates through approximately 1,000 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
This release and statements made during the investor conference call scheduled for today may include forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) the company's ability to continue to generate strong sales growth through its Web site; (2) the availability of real estate that meets the company's criteria for new and relocating stores; (3) consumer reaction to new store locations and changes in the company's store design and merchandise; (4) the timing and extent of integration of InterTAN's own-brand products into Circuit City stores and expansion of Circuit City's own-brand products and whether consumers will purchase those products in the amounts and at prices Circuit City expects; (5) the ability of Circuit City and Bank One to successfully integrate Circuit City's retail business with the third-party credit card program being offered by Bank One; (6) future levels of sales activity and the acceptance of the third-party credit program by consumers on an ongoing basis; and (7) the impact of promotional pricing, merchandise planning and overall cost management on the company's gross profit and operating margins. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.


Contact: Bill Cimino, Director of Corporation Communications, (804) 418-8163
         Jessica Simmons, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033


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                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE MONTHS ENDED MAY 31 (UNAUDITED)
                  (Amounts in thousands except per share data)


                                                                                  2004                        2003

NET SALES AND OPERATING REVENUES                                           $       2,066,588           $       1,933,320
Cost of sales, buying and warehousing                                              1,586,153                   1,485,010
                                                                             ----------------            ----------------

GROSS PROFIT                                                                         480,435                     448,310

Finance income                                                                         5,564                       8,018

Selling, general and administrative expenses                                         487,945                     494,542

Stock-based compensation expense                                                       5,954                       7,515

Interest expense                                                                         350                       1,007
                                                                             ----------------            ----------------


Loss from continuing operations before income taxes                                   (8,250)                    (46,736)

Income tax benefit                                                                    (3,016)                    (18,647)
                                                                             ----------------            ----------------

NET LOSS FROM CONTINUING OPERATIONS                                                   (5,234)                    (28,089)

NET LOSS FROM DISCONTINUED OPERATIONS                                                   (707)                    (18,607)
                                                                             ----------------            ----------------

NET LOSS                                                                   $          (5,941)          $         (46,696)
                                                                             ================            ================

Weighted average common shares:
        Basic                                                                        199,429                     205,828
                                                                             ================            ================


        Diluted                                                                      199,429                     205,828
                                                                             ================            ================

NET LOSS PER SHARE:
     Basic:
        Continuing operations                                              $           (0.03)          $           (0.14)
        Discontinued operations                                                        (0.00)                      (0.09)
                                                                             ----------------            ----------------

                                                                           $           (0.03)          $           (0.23)
                                                                             ================            ================

     Diluted:
        Continuing operations                                              $           (0.03)          $           (0.14)
        Discontinued operations                                                        (0.00)                      (0.09)
                                                                             ----------------            ----------------

                                                                           $           (0.03)          $           (0.23)
                                                                             ================            ================





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      May 31
                                                                          2004                        2003
                                                                   ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         990,571           $         615,644
Accounts receivable, net of allowance for
  doubtful accounts of $374 and $1,069                                       115,272                     144,592
Retained interests in securitized receivables                                      -                     354,755
Merchandise inventory                                                      1,558,452                   1,328,659
Prepaid expenses and other current assets                                     48,956                      51,116
Assets of discontinued operations                                              5,085                     444,561
                                                                  -------------------         -------------------

Total Current Assets                                                       2,718,336                   2,939,327

Property and equipment, net                                                  620,159                     621,067
Deferred income taxes                                                         91,715                      79,722
Goodwill and other intangible assets                                         218,827                           -
Other assets                                                                  25,776                      36,605
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       3,674,813           $       3,676,721
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $         994,737           $         900,424
Accrued expenses and other current liabilities                               168,715                     118,240
Accrued income taxes                                                          67,434                           -
Deferred income taxes                                                         25,952                      99,953
Current installments of long-term debt                                        12,416                       1,469
Liabilities of discontinued operations                                         2,691                      50,244
                                                                  -------------------         -------------------

Total Current Liabilities                                                  1,271,945                   1,170,330

Long-term debt, excluding current installments                                25,088                      10,865
Accrued straight-line rent                                                   100,520                      99,525
Other liabilities                                                            117,120                      82,932
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          1,514,673                   1,363,652
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  99,650                     103,855
Capital in excess of par value                                               867,300                     956,221
Retained earnings                                                          1,189,895                   1,252,993
Accumulated other comprehensive income                                         3,295                           -
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 2,160,140                   2,313,069
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       3,674,813           $       3,676,721
                                                                  ===================         ===================


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